Filed pursuant to Rule 424(b)(2)
Registration No. 333-231431

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 13, 2019)

$400,000,000

AVISTA CORPORATION

First Mortgage Bonds, 4.00% Series due 2052

Our First Mortgage Bonds, 4.00% Series due 2052 (the “Offered Bonds”), constitute a series of our Bonds described in the accompanying prospectus.

We will pay interest on the Offered Bonds semiannually in arrears on April 1 and October 1 of each year. The first such payment will be made on October 1, 2022. The Offered Bonds will mature on April 1, 2052, unless redeemed on an earlier date. The Offered Bonds are redeemable at our option, in whole at any time or in part from time to time, at the applicable redemption prices as described herein. See “Description of the Offered Bonds”.

The Offered Bonds will be secured equally with all other bonds outstanding under our Mortgage (as defined in the accompanying prospectus).

See “Risk Factors” on page S-3 for reference to certain factors you should consider before buying the Offered Bonds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Offered Bond	Total
Initial public offering price	99.964%	$399,856,000
Underwriting discount	0.875%	$3,500,000
Proceeds, before expenses, to Avista	99.089%	$396,356,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Offered Bonds will accrue from March 17, 2022 and must be paid by the purchasers if the Offered Bonds are delivered after March 17, 2022.

The underwriters expect to deliver the Offered Bonds to the purchasers through the facilities of The Depository Trust Company against payment in New York, New York on March 17, 2022.

Joint Book-Running Managers

BofA Securities

MUFG

US Bancorp

Wells Fargo Securities

Co-Managers

C.L. King & Associates

J.P. Morgan

KeyBanc Capital Markets

The date of this prospectus supplement is March 8, 2022

Prospectus Supplement

Prospectus

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with any other information. You should assume that the information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of these documents. We are not offering to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction in which offers or sales are not permitted.

RISK FACTORS

General

Investing in the Offered Bonds involves risk. You should review all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest. See “Where You Can Find More Information” in the accompanying prospectus. In particular, you should carefully consider the risks and uncertainties discussed in “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference.

In addition to the risks and uncertainties referred to above, there are certain risks associated with the Offered Bonds as described below.

Risks Related to an Investment in the Offered Bonds

We cannot assure you that an active trading market for the Offered Bonds will develop.

The Offered Bonds constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the Offered Bonds on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Offered Bonds, the ability of the bondholders to sell their Offered Bonds or the price at which the bondholders will be able to sell the Offered Bonds. Future trading prices of the Offered Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

From time to time, we make forward-looking statements such as statements regarding projected or future financial performance, cash flows, capital expenditures, dividends, capital structure, other financial items, strategic goals and objectives, and plans for operations. These statements are based upon underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are made both in our reports filed under the Securities Exchange Act of 1934, as amended, and elsewhere. Forward-looking statements are all statements except those of historical fact, including, without limitation, those that are identified by the use of words such as, but not limited to, “will”, “may”, “could”, “should”, “intends”, “plans”, “seeks”, “anticipates”, “estimates”, “expects”, “forecasts”, “projects”, “predicts” and similar expressions.

Forward-looking statements are subject to a variety of risks and uncertainties and other factors. Most of these factors are beyond our control, and many of them could have a significant effect on our operations, results of operations, financial condition or cash flows. This could cause actual results to differ materially from those anticipated in our statements. Such risks, uncertainties and other factors include, among others, those listed or referred to under the caption “Risk Factors” in this prospectus supplement.

Our expectations, beliefs and projections are expressed in good faith. We believe they are reasonable based on, among other considerations, an examination of historical operating trends, data contained in our records and other data available from third parties. However, there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished. Furthermore, any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New risks, uncertainties and other factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the effect of each such factor on our business or the extent that any such factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement.

THE COMPANY

Avista is primarily an electric and natural gas utility, with certain other business ventures. Our corporate headquarters are in Spokane, Washington. Our utility operations provide electricity and natural gas in parts of Washington, Idaho, Oregon and Montana, and, through a subsidiary, in Juneau, Alaska. For more information, see the accompanying prospectus and the documents incorporated herein by reference.

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $395.6 million, after deducting the underwriting discount and estimated offering expenses payable by us.

We will use the net proceeds from the sale of the Offered Bonds:

•	to pay $250 million principal amount of First Mortgage Bonds, 5.13% Series due 2022, which mature April 1, 2022;

•

to repay borrowings under our $400 million credit facility, which we expect to be approximately $240 million at the time the Offered Bonds are issued and sold; borrowings under the credit facility bear interest at a variable rate, the weighted average of which was 1.11% for the three months ended December 31, 2021; and

•	to fund our construction, facility improvement and maintenance programs and other general corporate purposes permitted by law.

SELECTED FINANCIAL INFORMATION

Set forth below is certain selected consolidated financial information for the years ended December 31, 2019, 2020 and 2021. This financial information has been selected from the consolidated financial statements of Avista, which are incorporated herein by reference. This information should be read in conjunction with our consolidated financial statements and related notes, management’s discussion and analysis of results of operations and other financial information, which are incorporated by reference herein.

	Year-ended December 31,
	2019	2020	2021
	($ in millions)
Statement of Income Data:
Operating revenues	$1,346	$1,322	$1,439
Net income	$197	$129	$147

At December 31, 2021
($ in millions)
Balance Sheet Data
Net Utility property(1)	$5,226
Total assets	$6,854
Liabilities and Equity:
Current portion of long-term debt	$250
Short-term borrowings	$284
Long-term debt	$1,898
Long-term debt to affiliated trusts	$52
Total equity	$2,155

(1)	Substantially all utility properties owned by the Company are subject to the lien of the Company’s Mortgage.

DESCRIPTION OF THE OFFERED BONDS

The following description of the particular terms of the Offered Bonds supplements the description of the general terms and provisions of the Bonds set forth under “Description of the Bonds” in the accompanying prospectus, to which description reference is hereby made. Certain capitalized terms used and not defined in this prospectus supplement are defined under “Description of the Bonds” in the accompanying prospectus.

General

The Offered Bonds will be issued as one series of bonds under our Mortgage, which is more fully described in the accompanying prospectus.

The Offered Bonds will be issued in fully registered form only, without coupons. The Offered Bonds will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with or on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “— Book-Entry Only Issuance — The Depository Trust Company”. The authorized denominations of the Offered Bonds will be $1,000 and any larger amount that is an integral multiple of $1,000. Except in the limited circumstances described below, the Offered Bonds will not be exchangeable for Offered Bonds in definitive certificated form.

Principal, Maturity and Interest

We are issuing $400,000,000 aggregate principal amount of Offered Bonds. The Offered Bonds will mature on April 1, 2052. We may, without the consent of holders of the Offered Bonds, issue additional bonds of the same series having the same interest rate, maturity and other terms as the Offered Bonds. Such additional bonds may be offered at the same or any different price.

Interest on the Offered Bonds will accrue at the rate of 4.00% per annum and will be payable semi-annually in arrears on April 1 and October 1 of each year (each such date, an “Interest Payment Date”), and at maturity. The first such payment will be made on October 1, 2022. We will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

Interest on the Offered Bonds will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Prior to October 1, 2051 (six months prior to their maturity date) (the “Par Call Date”), the Company may redeem the Offered Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Offered Bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the Offered Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Offered Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Offered Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published or, if published, no longer contains the yields for nominal Treasury constant maturities, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of redemption will be given by mail, facsimile transmission, or other direct written electronic means not less than 10 nor more than 60 days prior to the date fixed for redemption.

If less than all the outstanding Offered Bonds are to be redeemed, the particular Bonds to be redeemed will be selected by the Trustee by such method of random selection as the Trustee shall deem fair and appropriate; provided, however, that if the Company shall have offered to purchase all the Offered Bonds then outstanding and less than all of such Bonds have been tendered to the Company for such purchase, the Trustee, if so directed by the Company, will select for redemption all such Bonds that have not been so tendered. So long as a securities depositary is the only registered owner of the Offered Bonds, beneficial interests Bonds will be selected in accordance with the applicable procedures of such depositary. See “Book-Entry Only Issuance — The Depository Trust Company”.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as initial securities depositary for the Offered Bonds. The Offered Bonds will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global certificates will be issued, representing in the aggregate the total principal amount of the Offered Bonds, and will be deposited with DTC or a custodian therefor.

The following is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates.

Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.

DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org. The contents of such websites do not constitute a part of this prospectus supplement.

Purchases of Offered Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on DTC’s records. The ownership interest of each actual purchaser of each Offered Bond (“Beneficial Owner”) is in turn to be recorded on the Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the respective Participants through which the Beneficial Owners entered into the transactions. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Offered Bonds, except in the event that use of the book-entry system for the Offered Bonds is discontinued.

To facilitate subsequent transfers, all Offered Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will send redemption notices to DTC, as the registered owner of the Offered Bonds. If less than all of the Offered Bonds are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Bonds unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Offered Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Mortgage Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participants and not of DTC, the Mortgage Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of payments to Direct Participants is the responsibility of DTC, and disbursement of payments to the Beneficial Owners is the responsibility of the Participants.

DTC may discontinue providing its services as depositary for the Offered Bonds at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the Offered Bonds will be printed and delivered to or upon the order of DTC for redelivering to Participants or Beneficial Owners. Additionally, we may decide to discontinue use of the system of book- entry-only transfers through DTC (or a successor securities depositary) with respect to the Offered Bonds. In that event, certificates for the Offered Bonds will be printed and delivered to or upon the order of DTC for redelivering to Participants or Beneficial Owners.

The information in this section concerning DTC and DTC’s book-entry system is based upon information provided by DTC, and neither we nor the underwriters take any responsibility for the accuracy thereof. Neither we, the Mortgage Trustee nor the underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Offered Bonds or for maintaining, supervising or reviewing any such records.

Except as provided herein, a Beneficial Owner of an interest in a global Offered Bond certificate may not receive physical delivery of the Offered Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights in respect of the Offered Bonds.

Deemed Consents to Prospective Amendments

The holders of the Offered Bonds, as well as the holders of several prior series of Mortgage Securities, will be deemed, without further act, to have consented to several amendments to the Original Mortgage as heretofore amended. These prospective amendments, which are set forth or referred to in the Sixty-sixth Supplemental Indenture, dated as of March 1, 2022 (the “Sixty-sixth Supplemental Indenture”) include:

•

the amendment of the granting clauses of the Original Mortgage, as heretofore amended, to remove from the mortgaged property and the definition of Property Additions all motor vehicles, automobiles, rolling stock, marine equipment, aircraft and similar property and to make various clarifying changes. Article III, Fifty-eighth Supplemental Indenture, dated as of December 1, 2015.

•

the amendment of Section 5 to permit the recalibration of “Funded Property” under the Mortgage such that Funded Property will be limited to property having a Fair Value to the Company equal to 150% of the sum of (i) the aggregate principal amount of Mortgage Securities then Outstanding and (ii) the aggregate principal amount of retired bonds that are available to be used as the basis for the authentication of additional bonds, the balance of the Company’s eligible property subject to the lien of the Mortgage being available as a basis for the authentication of additional Mortgage Securities, the release of Funded Property or the withdrawal of cash. Article IV and Exhibit E(1), Sixty-sixth Supplemental Indenture.

•

the addition of a new Section 59A to the Original Mortgage, as heretofore amended, to permit the Company, at its election, to obtain the release from the lien of the Mortgage property that is not Funded Property so long as, after such release, the amount of retirements of Funded Property not theretofore accounted for does not exceed the amount of available property that is not yet Funded Property. Article IV and Exhibit E(2), Sixty-sixth Supplemental Indenture.

•

the amendment of Section 57 to liberalize and modernize the provisions with respect to property insurance (including as to jointly-owned property) and to liberalize provisions relating to the release to the Company of insurance proceeds from losses relating to property that does not constitute “Funded Property” (similar to provisions for the release of unfunded property described above). Article IV and Exhibit E(3), Sixty-sixth Supplemental Indenture.

Miscellaneous

At December 31, 2021, $2,557.2 million of Mortgage Securities were outstanding. This amount includes $483.7 million of nontransferable Mortgage Securities which were issued in order to provide the benefit of the lien of the Mortgage to secure other of our debt obligations (of which we hold $83.7 million). See “Description of the Bonds — Issuance of Additional Mortgage Securities” in the accompanying prospectus and “Liquidity and Capital Resources — Capital Resources — Limitations on Issuances of Preferred Stock and First Mortgage Bonds” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in Avista’s Annual Report on Form 10-K for the year ended December 31, 2021. The Company currently intends to issue the Offered Bonds on the basis of property additions.

UNDERWRITING

General

BofA Securities, Inc., MUFG Securities Americas Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are the joint book-running managers of this offering and are the representatives of the underwriters named below (the “Representatives”). We and the Representatives, on behalf of themselves and the other underwriters, have entered into an underwriting agreement with respect to the Offered Bonds. Subject to certain conditions, each underwriter has severally, but not jointly, agreed to purchase the principal amount of Offered Bonds indicated in the following table.

Underwriters	Principal Amount of the Offered Bonds
BofA Securities, Inc.	$78,000,000
MUFG Securities Americas Inc.	78,000,000
U.S. Bancorp Investments, Inc.	78,000,000
Wells Fargo Securities, LLC	78,000,000
J.P. Morgan Securities LLC	40,000,000
KeyBanc Capital Markets Inc.	40,000,000
C.L. King & Associates Inc.	8,000,000

Total	$400,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Offered Bonds if any of the Offered Bonds are purchased. The obligations of the underwriters, including their agreement to purchase the Offered Bonds from us, are several and not joint. The underwriting agreement provides for the underwriters to purchase the Offered Bonds from us at a discount from the initial public offering price, as shows in the table on the cover page of this prospectus supplement, and also provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel. The offering of the Offered Bonds by the underwriters is subject to the receipt and acceptance of, and subject to the underwriters’ right to reject, any order in whole or in part.

The underwriters have advised us that they propose to initially offer the Offered Bonds at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 0.525% of the principal amount thereof. The underwriters may allow, and the dealers may allow, a discount not in excess of 0.350% of the principal amount thereof. After the initial offering, the underwriters may change the public offering price and concession.

We estimate that our share of the total expenses of this offering, excluding such underwriting discount, will be approximately $750,000.

The Offered Bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the Offered Bonds on any national securities exchange or for inclusion of the Offered Bonds on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Offered Bonds after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Offered Bonds or that an active public market for the Offered Bonds will develop. If an active public trading market for the Offered Bonds does not develop, the market price and liquidity of the Offered Bonds may be adversely affected. If the Offered Bonds are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

In connection with the offering, the Representatives are permitted to engage in transactions that stabilize the market price of the Offered Bonds. Such transactions consist of bids or purchases in the open market to peg, fix or maintain the price of the Offered Bonds.

The Representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount that it has received because the Representatives have repurchased Offered Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may stabilize or maintain the market price for the Offered Bonds above independent market levels. The Representatives are not required to engage in these activities and may end any of these activities at any time without notice.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory, lending and investment and commercial banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Offered Bonds. Any such credit default swaps or short positions could adversely affect future trading prices of the Offered Bonds. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflict of Interest

Certain of the underwriters or their respective affiliates are lenders under our revolving credit facility which we intend to repay, using a portion of the net proceeds from the issuance of the Offered Bonds. As a consequence, these underwriters or their respective affiliates may receive more than 5% of such net proceeds of the sales of Offered Bonds. Accordingly, these underwriters may be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In such case, and to the extent that FINRA Rule 5121 is applicable, these underwriters would conduct the distribution of Offered Bonds in accordance with this rule and would not confirm sales to an account over which they exercise discretionary authority without first receiving specific written approval from the account holder.

T+7 Settlement

We expect that delivery of the Offered Bonds will be made against payment therefor on or about March 17, 2022, which is the seventh business day following the date of pricing of the Offered Bonds (such settlement being referred to as “T+7”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Offered Bonds more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Offered Bonds initially will settle in T+7, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Offered Bonds who wish to trade the Offered Bonds more than two business days prior to their date of delivery hereunder should consult their own advisors.

LEGAL MATTERS

The legality of the Offered Bonds and certain other matters are passed upon for Avista by Gregory C. Hesler, Esq., Vice President, General Counsel, Corporate Secretary and Chief Ethics/ Compliance Officer of Avista, and Bracewell LLP, counsel to Avista. In giving its opinion, Bracewell LLP may rely as to matters governed by the Washington Business Corporation Act upon the opinion of Gregory C. Hesler, Esq. Choate, Hall & Stewart LLP, Boston, Massachusetts, is acting as counsel to the underwriters.

PROSPECTUS

AVISTA CORPORATION

Debt Securities

Preferred Stock

(no par value)

Common Stock

(no par value)

Avista Corporation may offer these securities from time to time on terms and at prices to be determined at the time of sale. The supplement to this prospectus relating to each offering will describe the specific terms of the securities being offered, as well as the terms of the offering and sale including the offering price.

Avista Corporation may sell these securities to or through underwriters, dealers or agents or directly to one or more purchasers.

Outstanding shares of Avista Corporation’s common stock are listed on the New York Stock Exchange under the symbol “AVA”. New shares of common stock will also be listed on the NYSE.

See “Risk Factors” on page 3 for reference to certain factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 13, 2019.

This prospectus incorporates by reference important business, financial and other information about Avista Corporation that is not included in or delivered with this prospectus. See “Where You Can Find More Information”. You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

Avista Corporation

Post Office Box 3727

Spokane, Washington 99220

Attention: Treasurer

Telephone: (509) 489-0500

We have not authorized anyone to give you any information other than this prospectus, the accompanying prospectus supplement relating to an offering of specific securities and any written communication from us or any underwriters or agents specifying the final terms of such securities. You should assume that the information contained or incorporated by reference in this prospectus, the accompanying prospectus supplement and any such written communication is accurate only as of the respective dates of these documents. We are not offering to sell any securities and we are not soliciting offers to buy any securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Avista Corporation filed with the Securities and Exchange Commission (the “SEC”), using the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities, including the plan of distribution. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information”. If there is any inconsistency between the information in this prospectus and any prospectus supplement or a document incorporated by reference herein filed after the date hereof or after the date of such prospectus supplement, you should rely on the information contained in that prospectus supplement or incorporated document, as the case may be.

References in the prospectus to the terms “we”, “us” or “Avista” or other similar terms mean Avista Corporation, unless we state otherwise or the context indicates otherwise.

We may use this prospectus to offer from time to time:

•

Secured bonds issued under the Mortgage and Deed of Trust, dated as of June 1, 1939 (the “Original Mortgage”), between Avista and Citibank, N.A., as successor trustee (the “Mortgage Trustee”), the Original Mortgage, as amended and supplemented from time to time, being hereinafter called the “Mortgage”. The secured bonds offered by this prospectus are hereinafter called “Bonds”.

•

Unsecured notes, debentures or other debt securities issued under the Indenture, dated as of April 1, 1998 (the “Original Indenture”), between Avista and The Bank of New York Mellon, as successor trustee (the “Indenture Trustee”), the Original Indenture, as amended and supplemented from time to time, being hereinafter called the “Indenture”. The unsecured notes, debentures and other debt securities (other than the Bonds) offered by this prospectus are hereinafter called “Notes” and, together with the Bonds, are hereinafter called “Debt Securities”.

•

Shares of preferred stock, no par value (the “Preferred Stock”). The Preferred Stock offered by this prospectus is hereinafter called the “New Preferred Stock”. The terms of the Preferred Stock include those stated in Avista’s Restated Articles of Incorporation, as amended (the “Articles”), and its Bylaws (the “Bylaws”) and those made applicable thereto by the Washington Business Corporation Act (the “Washington BCA”).

•	Shares of common stock, no par value (the “Common Stock”). The terms of the Common Stock include those stated in the Articles and the Bylaws and those made applicable thereto by the Washington BCA.

The shares of Common Stock offered by this prospectus, together with the Debt Securities and the New Preferred Stock, are hereinafter sometimes called, collectively, “Securities”.

We may also offer hybrid securities that combine certain features of Securities of two or more classes.

Except in the case of hybrid Securities or as otherwise set forth in a supplement to this prospectus, the descriptions of the respective classes of Securities contained in this prospectus (and/or, in the case of the Common Stock, incorporated by reference herein) are independent, and no description of Securities of one class is relevant to an offering of Securities of another class.

For more detailed information about the Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See “Where You Can Find More Information”.

RISK FACTORS

Investing in the Securities involves risk. You should review all the information contained or incorporated by reference in this prospectus before deciding to invest. See “Where You Can Find More Information” herein. In particular, you should carefully consider the risks and uncertainties discussed in “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports incorporated herein by reference.

In addition, you should carefully consider the risks and uncertainties discussed in the applicable prospectus supplement which relate to the specific Securities offered thereby.

AVISTA CORPORATION

Avista Corporation, incorporated in the Territory of Washington in 1889, is primarily an electric and natural gas utility with certain other business ventures. Our corporate headquarters are in Spokane, Washington, the second-largest city in Washington. Spokane serves as the business, transportation, medical, industrial and cultural hub of the Inland Northwest region (eastern Washington and northern Idaho). Regional services include government and higher education, medical services, retail trade and finance. Through our subsidiary Alaska Electric Light and Power Company, we also provide electric utility services in the City and Borough of Juneau, Alaska.

We have two reportable business segments as follows:

•

Avista Utilities – an operating division of Avista Corporation, comprising the regulated utility operations in the Pacific Northwest. Avista Utilities provides electric distribution and transmission, and natural gas distribution services in parts of eastern Washington and northern Idaho. Avista Utilities also provides natural gas distribution service in parts of northeastern and southwestern Oregon. Avista Utilities has electric generating facilities in Washington, Idaho, Oregon and Montana. Avista Utilities also supplies electricity to a small number of customers in Montana, most of whom are employees who operate Avista Utilities’ Noxon Rapids generating facility. Avista Utilities also engages in wholesale purchases and sales of electricity and natural gas as an integral part of energy resource management and its load-serving obligation.

•

Alaska Electric Light and Power Company – a utility providing electric services in the City and Borough of Juneau, Alaska that is a wholly-owned subsidiary and the primary operating subsidiary of Alaska Energy and Resources Company (“AERC”).

We have other businesses, including venture fund investments, real estate investments, as well as certain other investments of Avista Capital, which is a direct, wholly owned subsidiary of Avista Corporation. These activities do not represent a reportable business segment and are conducted by various direct and indirect subsidiaries of Avista Corporation.

Reference is made to the documents incorporated herein by reference for detailed information regarding acquisitions and dispositions of subsidiaries, our investments in Avista Capital and other subsidiaries and the operating performance of each business segment (and other subsidiaries).

USE OF PROCEEDS

Unless we indicate differently in a supplement to this prospectus, Avista intends to use the net proceeds from the issuance and sale of the Securities offered by this prospectus for any or all of the following purposes: (a) to fund Avista Utilities’ construction, facility improvement and maintenance programs, (b) to refinance maturing long-term debt, (c) to continue to fund retirements (through redemption, purchase or acquisition) of long-term debt, (d) to repay short-term debt, (e) to accomplish other general corporate purposes permitted by law and (f) to reimburse Avista’s treasury for funds previously expended for any of these purposes.

DESCRIPTION OF THE BONDS

Avista may issue the Bonds in one or more series, or in one or more tranches within a series. The terms of the Bonds will include those stated in the Mortgage and those made part of the Mortgage by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Bonds, together with all other debt securities outstanding under the Mortgage, are hereinafter called, collectively, the “Mortgage Securities”. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Mortgage and the Trust Indenture Act. Avista has filed the Mortgage, as well as a form of supplemental indenture to the Mortgage to establish a series of Bonds, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Mortgage. Wherever particular provisions of the Mortgage or terms defined in the Mortgage are referred to, the summaries of those provisions or definitions set forth herein are qualified in their entirety by reference to the actual provisions or definitions set forth in the Mortgage.

Sections 125 through 150 of the Mortgage appear in the first supplemental indenture to the Original Mortgage. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Mortgage.

The applicable prospectus supplement will describe the following terms of the Bonds of each series:

•	the title of the Bonds;

•	any limit upon the aggregate principal amount of the Bonds;

•	the date or dates on which the principal of the Bonds is payable or the method of determination thereof and the right, if any, to extend such date or dates;

•

(a) the rate or rates at which the Bonds will bear interest, if any, or the method by which such rate or rates, if any, will be determined, (b) the date or dates from which any such interest will accrue, (c) the interest payment dates on which any such interest will be payable, (d) the right, if any, of Avista to defer or extend an interest payment date, (e) the regular record date for any interest payable on any interest payment date, and (f) the person or persons to whom the interest on the Bonds will be payable on any interest payment date, if other than the person or persons in whose names the Bonds are registered at the close of business on the regular record date for such interest;

•

any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Bonds may be redeemed, in whole or in part, at the option of Avista;

•

(a) the obligation or obligations, if any, of Avista to redeem or purchase any of the Bonds pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder (as defined below), (b) the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Bonds will be redeemed or purchased, in whole or in part, pursuant to such obligation, and (c) applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

•	the terms, if any, upon which the Bonds may be converted into other securities of Avista;

•	the denominations in which any of the Bonds will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	if the Bonds are to be issued in global form, the identity of the depositary; and

•	any other terms of the Bonds.

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, Avista will pay interest, if any, on each Bond on each interest payment date to the person in whose name such Bond is registered (for purposes of this section of the prospectus, the registered holder of any Mortgage Security is herein referred to as a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that Avista will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid.

Unless otherwise specified in the applicable prospectus supplement, Avista will pay the principal of and premium, if any, and interest, if any, on the Bonds at Maturity to the registered Holder thereof upon presentation of the Bonds at the corporate trust office of Citibank, N.A. in New York, New York, as paying agent for Avista. Avista may change the place of payment of the Bonds, may appoint one or more additional paying agents (including Avista) and may remove any paying agent, all at its discretion.

Registration; Registration of Transfer

Unless otherwise specified in the applicable prospectus supplement, the Bonds will be issued only in fully registered form. The registered Holder will be treated as the owner of the Bond for all purposes under the Mortgage. Only registered Holders will have rights under the Mortgage. (Original Mortgage, Sec. 83)

The transfer of Bonds may be registered, and Bonds may be exchanged for other Bonds, upon surrender thereof at the principal office of Citibank, N.A. Avista may change any place for registration of transfer or exchange, and may designate an additional such place (including an office of Avista itself), in its discretion.

Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any registration of transfer or exchange of Bonds, but Avista may require payment of a sum sufficient to cover any tax or other governmental charge incident thereto. Avista will not be required to make any transfer or exchange of any Bonds for a period of 10 days next preceding any interest payment date or any selection of Bonds for redemption, nor will it be required to make transfers or exchanges of any Bonds which have been selected for redemption in whole or in part or as to which Avista shall have received a notice for the redemption thereof in whole or in part at the option of the Holder. (Original Mortgage, Sec. 12)

Redemption

The applicable prospectus supplement will indicate the extent, if any, to which the Bonds will be subject to (a) general redemption at the option of Avista or (b) special redemption by the application (either at the option of Avista or pursuant to the requirements of the Mortgage) of (x) cash deposited with the Mortgage Trustee as described under “Special Provisions for Retirement of Bonds” below or (y) cash deposited with the Mortgage Trustee in connection with the release of property from the lien of the Mortgage.

Notice of redemption will be given by mail not less than 30 days prior to the date fixed for redemption. (Original Mortgage, Sec. 52, as supplemented by the Fourteenth Supplemental Indenture)

If less than all the Bonds of a series are to be redeemed, the particular Bonds to be redeemed will be selected by the Mortgage Trustee by lot, according to such method as it shall deem proper in its discretion, or in such other manner as shall be specified with respect to any particular series. (Original Mortgage, Sec. 52; Forty-ninth Supplemental Indenture, Art. IV)

Any notice of redemption at the option of Avista may state that such redemption will be conditional upon receipt by the Mortgage Trustee, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Bonds and that if such money has not been so received, such notice will be of no force or effect and Avista will not be required to redeem such Bonds. (Original Mortgage, Sec. 52)

Issuance of Additional Mortgage Securities

Bases of Issuance

In addition to the Bonds, other debt securities may be issued under the Mortgage. The present principal amount of debt securities which may be outstanding under the Mortgage is $10,000,000,000. However, Avista has reserved the right to amend the Mortgage (without any consent of or other action of Holders of any Mortgage Securities now or hereafter outstanding) to remove this limitation.

Mortgage Securities of any series may be issued from time to time on the basis of:

•

66 2/3% of cost or fair value to Avista (whichever is less) of property additions which have not previously been made the basis of any application under the Mortgage and therefore do not constitute funded property after adjustments to offset property retirements;

•	an equal principal amount of Mortgage Securities which have been or are to be paid, redeemed or otherwise retired and have not previously been made the basis of any application under the Mortgage; or

•	deposit of cash.

Property additions generally include electric, natural gas, steam or water property acquired after May 31, 1939, but may not include property used principally for the production or gathering of natural gas. Any such property additions may be used if their ownership and operation is within the corporate purposes of Avista regardless of whether or not Avista has all the necessary permission it may need at any time from governmental authorities to operate such property additions.

The Mortgage provides that no reduction in the book value of the property recorded in the plant account of Avista shall constitute a property retirement, otherwise than in connection with physical retirements of property abandoned, destroyed or disposed of, and otherwise than in connection with the removal of such property in its entirety from the plant account.

No Mortgage Securities may be issued on the basis of property additions subject to prior liens, unless the prior lien bonds secured thereby have been qualified by being deducted from the Mortgage Securities otherwise issuable and do not exceed 66 2/3% of the cost or fair value to Avista (whichever is less) of such property additions, and unless the Mortgage Securities then to be outstanding which have been issued against property subject to continuing prior liens and certain other items would not exceed 15% of the sum of the aggregate principal amount of all Mortgage Securities outstanding and all such prior lien bonds outstanding.

The amount of prior liens on mortgaged property acquired after the date of delivery of the Mortgage may be increased subsequent to the acquisition of such property provided that, if any property subject to such prior lien shall have been made the basis of any application under the Mortgage, all the additional obligations are deposited with the Mortgage Trustee or other holder of a prior lien.

(Original Mortgage, Secs. 4 through 8, 20 through 30, 46 and 120; First Supplemental Indenture, Sec. 2; Eleventh Supplemental Indenture, Sec. 5; Twelfth Supplemental Indenture, Sec. 1; Fourteenth Supplemental Indenture, Sec. 4; Seventeenth Supplemental Indenture, Sec. 3; Eighteenth Supplemental Indenture, Secs. 1, 2 and 6; Twenty-sixth Supplemental Indenture, Sec. 2; Twenty-ninth Supplemental Indenture, Art. II; Fifty-second Supplemental Indenture, Art. I)

Net Earnings Test

In general, Avista may not issue Mortgage Securities on the basis of property additions or cash unless net earnings for 12 consecutive months out of the preceding 18 calendar months (before income taxes, depreciation and amortization of property, property losses and interest on any indebtedness and amortization of debt discount and expense) are at least twice the annual interest requirements on all Mortgage Securities at the time outstanding, including the additional issue, and on all indebtedness of prior rank.

Avista is not required to satisfy the net earnings requirement prior to the issuance of Mortgage Securities on the basis of retired Mortgage Securities unless:

•

the annual interest requirements on the retired Mortgage Securities on the basis of which the new Mortgage Securities are to be issued have been excluded from a net earnings certificate delivered to the Mortgage Trustee since the retirement of such Mortgage Securities; or

•

the retired Mortgage Securities on the basis of which the new Mortgage Securities are to be issued mature by their terms at a date more than two years after the date for authentication and delivery of the new Mortgage Securities and the new Mortgage Securities bear interest at a higher rate than such retired Mortgage Securities.

In general, the Mortgage permits the inclusion of the following items in net earnings:

•	revenues collected or accrued subject to possible refund;

•	any portion of the allowance for funds used during construction; and

•	any portion of the allowance for funds used for conservation expenditures (or any analogous amount), which is not included in “other income” (or any analogous item) in Avista’s books of account.

The Mortgage also provides that, in calculating net earnings, no deduction from revenues or other income shall be made for:

•	expenses or provisions for any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of investment); or

•	provisions for any refund of revenues previously collected or accrued subject to possible refund.

In general, the interest requirement on a new series of Mortgage Securities bearing interest at a variable interest rate or rates is determined by reference to the rate or rates to be in effect at the time of the initial issuance. However, if any outstanding Mortgage Securities or prior ranking indebtedness bears interest at a variable rate or rates, the annual interest requirements thereon are determined by reference to the rate or rates in effect on the date next preceding the date of issue of the new series of Mortgage Securities.

(Original Mortgage, Secs. 7, 28, 29 and 30; Twenty-ninth Supplemental Indenture, Sec. 3(b))

Security; Structural Subordination

The Bonds, together with all other Mortgage Securities now or hereafter issued under the Mortgage, will be secured by the Mortgage, which constitutes a first mortgage lien on substantially all of Avista’s property (except as stated below), including Avista’s facilities for the generation, transmission and distribution of electric energy and the storage and distribution of natural gas, subject to:

•	leases of minor portions of Avista’s property to others for uses that do not interfere with Avista’s business;

•	leases of certain property of Avista not used in its utility business;

•	excepted encumbrances, as defined in the Mortgage; and

•	encumbrances, defects and irregularities deemed immaterial by Avista in the operation of Avista’s business.

The property excepted from the lien of the Mortgage includes all cash and securities (including without limitation securities issued by Avista’s subsidiaries); merchandise, equipment, materials or supplies held for sale or consumption in Avista’s operations; receivables, contracts, leases and operating agreements; electric energy, and other material or products (including gas) generated, manufactured, produced or purchased by Avista, for sale, distribution or use in the ordinary course of its business. (Original Mortgage, Granting Clauses)

The Mortgage contains provisions for subjecting to the lien thereof all property (other than property of the kind excepted from such lien) acquired by Avista after the execution and delivery thereof, subject to purchase money liens and liens existing thereon at the time of acquisition and, subject to limitations in the case of consolidation, merger or sale of substantially all of Avista’s assets. (Original Mortgage, Granting Clauses and Art. XV)

The Mortgage provides that the lien of the Mortgage shall not automatically attach to the properties of another corporation which shall have consolidated or merged with Avista in a transaction in which Avista shall be the surviving or resulting corporation. (Original Mortgage, Sec. 87; Twenty-ninth Supplemental Indenture, Article II, Section 3)

The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the Mortgage Securities, for the payment of its reasonable compensation and expenses and for indemnity. (Original Mortgage, Secs. 92 and 97; First Supplemental Indenture, Art. XXV)

The obligations of Avista under the Mortgage and/or the Bonds are obligations of Avista as a corporate entity and not obligations of any direct or indirect subsidiaries of Avista, many of which have their own creditors. The lien of the Mortgage does not cover the assets of AERC or Alaska Electric Light and Power Company, a direct, wholly-owned subsidiary of AERC, or any other of Avista’s direct or indirect subsidiaries or the securities of direct subsidiaries held by Avista. Any right of Avista, as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon such subsidiary’s liquidation or reorganization (and the right of the Holders of the Bonds and other creditors of Avista to participate in those assets) is junior to the claims against such assets of that subsidiary’s creditors. As a result, the obligations of Avista to the holders of the Bonds and other creditors are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista’s direct and indirect subsidiaries.

Maintenance

The Mortgage provides that Avista will cause (or, with respect to property owned in common with others, make reasonable effort to cause) the mortgaged property to be maintained and kept in good repair, working order and condition, and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals and replacements of the mortgaged property as, in Avista’s judgment, may be necessary to operate the mortgaged property in accordance with common industry practice. Avista may discontinue, or cause or consent to the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the judgment of Avista, desirable in the conduct of its business. (Original Mortgage, Sec. 38; Twenty-ninth Supplemental Indenture, Article II, Sec. 3)

Special Provisions for Retirement of Bonds

If, during any 12-month period, any of the mortgaged property is taken by eminent domain and/or sold to any governmental authority and/or sold pursuant to an order of a governmental authority, with the result that Avista receives $15,000,000 or more in cash or in principal amount of purchase money obligations, Avista is required to apply such cash and the proceeds of such obligations (subject to certain conditions and deductions, and to the extent not otherwise applied) to the redemption of Mortgage Securities which are, by their, terms, redeemable before maturity by the application of such cash and proceeds. (Original Mortgage, Sec. 64; Tenth Supplemental Indenture, Sec. 4)

Release and Substitution of Property

Unless Avista is in default in the payment of the interest on any Mortgage Securities then outstanding under the Mortgage, or a Completed Default (as defined below) shall have occurred and is continuing, Avista may obtain the release from the lien of the Mortgage of any mortgaged property upon the deposit of cash equal to the amount, if any, that the fair value of the property to be released exceeds the aggregate of:

(1)	the principal amount of any obligations secured by purchase money mortgage upon the property released and delivered to the Mortgage Trustee;

(2)	the cost or fair value (whichever is less) of property additions which do not constitute funded property, after certain deductions and additions;

(3)

an amount equal to 3/2 of the principal amount of Mortgage Securities that Avista would be entitled to issue on the basis of retired securities (with such entitlement being waived by operation of such release); and

(4)

the principal amount of obligations secured by purchase money mortgage upon the property released, and/or an amount in cash delivered to the trustee or other holder of a lien prior to the lien of the Mortgage.

The use of obligations secured by purchase money mortgage as a credit in connection with the release of property, as described in clauses (1) and (4) above, is subject to the following limitations:

(x)	the aggregate credit which may be used as described in clauses (1) and (4) above in respect of any property being released may not exceed 66 2/3% of the fair value of such property; and

(y)

the aggregate principal amount of such obligations described in (1) and (4) above and all other obligations secured by purchase money mortgage delivered to the Mortgage Trustee pursuant to said clauses (1) and (4) and then held as part of the mortgaged property by the Mortgage Trustee or the trustee or other holder of a prior lien shall not exceed 40% of the aggregate principal amount of outstanding Mortgage Securities.

To the extent that property so released does not constitute funded property, the property additions used to effect the release will not, in certain cases, be deemed to constitute funded property, and the waiver of the right to issue Mortgage Securities to effect the release will, in certain cases, cease to be effective as such a waiver, all upon the satisfaction of certain conditions specified in the Mortgage. The Mortgage contains similar provisions as to cash proceeds of such property. The Mortgage also contains special provisions with respect to prior lien bonds pledged and disposition of moneys received on pledged bonds secured by a prior lien.

(Original Mortgage, Secs. 5; 31, 32, 46 through 50, 59, 60, 61, 118 and 134; Fifty-second Supplemental Indenture, Art. I)

Satisfaction and Discharge

Mortgage Securities will be deemed to have been paid for purposes of satisfaction of the lien of the Mortgage if there shall have been irrevocably deposited with the Mortgage Trustee for the payment or redemption of such Mortgage Securities:

•	money in an amount which will be sufficient,

•

Government Obligations (as defined below), none of which shall contain provisions permitting the redemption thereof at the option of the issuer thereof, the principal of and the interest on which when due, and without regard to reinvestment thereof, will provide moneys which will be sufficient, or

•	a combination of money and Government Obligations which will be sufficient,

to pay when due the principal of, premium, if any, and interest due and to become due on all outstanding Mortgage Securities on the maturity date or redemption date of such Mortgage Securities. For this purpose, “Government Obligations” include direct obligations of the government of the United States or obligations guaranteed by the government of the United States. (Original Mortgage, Sec. 106)

The Mortgage Trustee may, and upon request of Avista shall, cancel and discharge the lien of the Mortgage and reconvey the Mortgaged Property to Avista whenever all indebtedness secured thereby has been paid. (Original Mortgage, Sec. 106)

The right of Avista to cause its entire indebtedness in respect of the Mortgage Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

Completed Defaults

Any of the following events will constitute a “Completed Default” under the Mortgage:

•	failure to pay principal of, or premium, if any, on any Mortgage Security when due;

•	failure to pay interest on any Mortgage Security within sixty (60) days after the same becomes due;

•	failure to pay interest on, or principal of, any qualified prior lien bonds beyond any grace period specified in the prior lien securing such prior lien bond;

•	failure to perform, or breach of, certain covenants of Avista relating to bankruptcy, insolvency or reorganization;

•	failure to perform, or breach of, any other covenant of Avista for a period of 90 days after notice to Avista from the Mortgage Trustee; and

•	certain events relating to bankruptcy, insolvency or reorganization of Avista. (Original Mortgage, Secs. 44 and 65; Forty-second Supplemental Indenture, Article II)

The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Mortgage Securities) if it determines that it is in the interest of the Holders. (Original Mortgage, Sec. 135)

Remedies

Acceleration of Maturity

If a Completed Default occurs and is continuing, the Mortgage Trustee may, and upon written request of the Holders of a majority in principal amount of Mortgage Securities then outstanding shall, declare the principal of, and accrued interest on, all outstanding Mortgage Securities immediately due and payable; provided, however, that the Holders of a majority in principal amount of outstanding Mortgage Securities may annul such declaration if before any sale of the mortgaged property:

•	all agreements with respect to which default shall have been made shall be fully performed or otherwise cured; and

•

all overdue interest and all reasonable expenses of the Mortgage Trustee, its agents and attorneys shall have been paid by Avista, except for the principal of any Mortgage Securities that would not have been due except for such acceleration. (Original Mortgage, Sec. 65; First Supplemental Indenture, Article XXV)

Possession of Mortgaged Property

Under certain circumstances and to the extent permitted by law, if a Completed Default occurs and is continuing, the Mortgage Trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the Mortgage Trustee or pursuant to judicial proceedings, the principal of the outstanding Mortgage Securities, if not previously due, will become immediately due. (Original Mortgage, Secs. 66, 67 and 71)

Right to Direct Proceedings

If a Completed Default occurs and is continuing, the Holders of a majority in principal amount of the Mortgage Securities then outstanding will have the right to direct the time, method and place of conducting any proceedings to be taken for any sale of the mortgaged property, the foreclosure of the Mortgage, or for the appointment of a receiver or any other proceeding under the Mortgage, provided that such direction does not conflict with any rule of law or with the Mortgage. (Original Mortgage, Sec. 69)

No Impairment of Right to Receive Payment

Notwithstanding any other provision of the Mortgage, the right of any Holder to receive payment of the principal of and interest on such Mortgage Security, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder. (Original Mortgage, Sec. 148)

Notice of Default

No Holder may enforce the lien of the Mortgage unless such Holder shall have given the Mortgage Trustee written notice of a Completed Default and unless the Holders of 25% in principal amount of the Mortgage Securities have requested the Mortgage Trustee in writing to act and have offered the Mortgage Trustee adequate security and indemnity and a reasonable opportunity to act. (Original Mortgage, Sec. 79)

Remedies Limited by State Law

The laws of the various states in which the property subject to the lien of the Mortgage is located may limit or deny the ability of the Mortgage Trustee and/or the Holders to enforce certain rights and remedies provided in the Mortgage in accordance with their terms.

Consolidation, Merger, Sale of Assets and Other Transactions

Avista may consolidate with or merge into any corporation having the corporate authority to carry on Avista’s business or convey, transfer or lease, subject to the lien of the Mortgage, all or substantially all of the mortgaged property as an entirety to any corporation lawfully entitled to acquire or lease or operate the same; provided, however, that (1) such transaction shall not impair the lien of the Mortgage or the rights of the Mortgage Trustee or the Holders under the Mortgage; (2) any such lease shall be subject to termination by the Mortgage Trustee during the continuance of a Completed Default; and (3) upon any such consolidation, merger or transfer, or any such lease that extends beyond the maturity of the Mortgage Securities then outstanding, the surviving corporation, transferee or lessee shall assume the covenants of Avista to pay the principal of and interest on the Mortgage Securities and perform all other covenants of Avista under the Mortgage. (Original Mortgage, Sec. 85)

Upon any consolidation, merger, conveyance or transfer described in the preceding paragraph, the Mortgage will not become a lien on any properties of the successor or transferee corporation except (1) those acquired by it from Avista and improvements, extensions and additions thereto and renewals and replacements thereof, (2) property made and used by it as the basis for the authentication and delivery of Mortgage Securities, the withdrawal of cash or the release of property and (3) property acquired or constructed by it to maintain, review or preserve the mortgaged property. (Original Mortgage, Sec. 87)

Nothing in the Mortgage prevents any consolidation or merger after which Avista would be the surviving or resulting corporation or any conveyance, transfer or lease of any part of the mortgaged property which does not constitute the entirety, or substantially the entirety, thereof. (Twenty-ninth Supplemental Indenture, Art. II, Sec. 3(e)(i))

If Avista shall enter into a transaction contemplated in the preceding paragraph, unless Avista, in its discretion, enters into a supplemental indenture that provides otherwise, the Mortgage will not become a lien on any of the properties acquired by Avista in or as a result of such transaction or any improvements, extensions or additions thereto or any renewals or replacements thereof. (Twenty-ninth Supplemental Indenture, Art. II, Sec. 3(e)(ii))

Modification

Modifications Without Consent

Avista and the Mortgage Trustee may enter into one or more supplemental indentures without the consent of any Holders for any of the following purposes:

•	to evidence the succession of another corporation to Avista and the assumption by such successor of the covenants of Avista in the Mortgage and the Mortgage Securities;

•	to add additional covenants of Avista and additional defaults, which may be applicable only to the Mortgage Securities of specified series;

•	to correct the description of property subject to the lien of the Mortgage or to subject additional property to such lien;

•

to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage; provided, that no such change, elimination or addition shall adversely affect the interests of the Holders in any material respect;

•	to establish the form or terms of Mortgage Securities of any series;

•	to provide for procedures to utilize a non-certificated system of registration for all or any series of Mortgage Securities;

•	to change any place or places for payment, registration of transfer or exchange, or notices to and demands upon Avista, with respect to all or any series of Mortgage Securities;

•	to increase or decrease the maximum principal amount of Mortgage Securities issuable under the Mortgage;

•	to make any other changes which do not adversely affect interests of the Holders in any material respect;

•	to restate the Mortgage in its entirety, as it has been previously amended with such other modifications as shall be permitted; or

•	to evidence any change required or permitted under the Trust Indenture Act.

(Original Mortgage, Sec. 120; Twenty-sixth Supplemental Indenture, Sec. 2; Twenty-ninth Supplemental Indenture, Article II; Fifty-sixth Supplemental Indenture)

Modification With Consent

In general, the Mortgage, the rights and obligations of Avista and the rights of the Holders may be modified with the consent of 60% in principal amount of the Mortgage Securities outstanding, considered as one class (or, if such modification shall directly affect the Holders of one or more, but less than all, series then outstanding, then the consent only of the Holders of 60% in principal amount of the bonds of the series so directly affected then outstanding, considered as one class). However, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification, is effective against any Holder without its consent. (Original Mortgage, Art. XVIII, Sec. 149; First Supplemental Indenture, Sec. 10; Twenty-ninth Supplemental Indenture, Article II, Section 1)

Concerning the Mortgage Trustee

The Mortgage Trustee has, and is subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Mortgage Trustee is not under any obligation to take any action in respect of any default or otherwise, or toward the execution or enforcement of any of the trusts created by the Mortgage, or to institute, appear in or defend any suit or other proceeding in connection therewith, unless requested in writing so to do by the Holders of a majority in principal amount of the Mortgage Securities then outstanding. Anything in the Mortgage to the contrary notwithstanding, the Mortgage Trustee is under no obligation or duty to perform any act thereunder (other than the delivery of certain notices) or to institute or defend any suit in respect hereof, unless properly indemnified to its satisfaction. (Original Mortgage, Sec. 92)

The Mortgage Trustee may at any time resign and be discharged of the trusts created by the Mortgage by giving written notice to Avista and thereafter publishing notice thereof, specifying a date when such resignation shall take effect, as provided in the Mortgage, and such resignation shall take effect upon the day specified in such notice unless a successor trustee shall have previously been appointed by the Holders or Avista and in such event such resignation shall take effect immediately upon the appointment of such successor trustee. The Mortgage Trustee may be removed at any time by the Holders of a majority in principal amount of the Mortgage Securities then outstanding. (Original Mortgage, Secs. 100 and 101)

So long as no Completed Default has occurred and is continuing, if Avista appoints a successor trustee and such successor trustee has accepted the appointment, the Mortgage Trustee will be deemed to have resigned as of the date of such successor trustee’s acceptance. (Original Mortgage, Sec. 102; Twenty-ninth Supplemental Indenture, Art. II, Sec. 3)

Evidence of Compliance with Mortgage Provisions

Compliance with provisions of the Mortgage is evidenced by written statements of Avista’s officers or persons selected or paid by Avista. In certain matters, statements must be made by an independent accountant or engineer. Various certificates and other papers are required to be filed annually and upon the happening of certain events, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of Completed Defaults.

DESCRIPTION OF THE NOTES

Avista may issue the Notes in one or more series, or in one or more tranches within a series. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act. The Notes, together with all other debt securities outstanding under the Indenture, are hereinafter called, collectively, the “Indenture Securities”. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act. Avista has filed the Indenture, as well as a form of officer’s certificate to establish a series of Notes, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Indenture. Wherever particular provisions of the Indenture or terms defined in the Indenture are referred to, the summaries of those provisions or definitions set forth herein are qualified in their entirety by reference to the actual provisions or definitions set forth in the Indenture. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Indenture.

The applicable prospectus supplement or prospectus supplements will describe the following terms of the Notes of each series or tranche:

•	the title of the Notes;

•	any limit upon the aggregate principal amount of the Notes;

•	the date or dates on which the principal of the Notes is payable or the method of determination thereof and the right, if any, to extend such date or dates;

•

(a) the rate or rates at which the Notes will bear interest, if any, or the method by which such rate or rates, if any, will be determined, (b) the date or dates from which any such interest will accrue, (c) the interest payment dates on which any such interest will be payable, (d) the right, if any, of Avista to defer or extend an interest payment date, (e) the regular record date, if any, for any interest payable on any interest payment date and (f) the person or persons to whom interest on the Notes will be payable on any interest payment date, if other than the person or persons in whose names the Notes are registered at the close of business on the regular record date for such interest;

•

any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Notes may be redeemed, in whole or in part, at the option of Avista;

•

(a) the obligation or obligations, if any, of Avista to redeem or purchase any of the Notes pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, (b) the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation, and (c) applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

•	the denominations in which any of the Notes will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	if the Notes are to be issued in global form, the identity of the depositary;

•	the terms, if any, upon which the Notes may be converted into other securities of Avista; and

•	any other terms of the Notes.

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, Avista will pay interest, if any, on each Note on each interest payment date to the person in whose name such Note is registered (for the purposes of this section of the prospectus, the registered holder of any Indenture Security is herein referred to as a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that Avista will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Note, such defaulted interest may be payable to the Holder of such Note as of the close of business on a date selected by the Indenture Trustee which is not more than 30 days and not less than 10 days before the date proposed by Avista for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Note may be listed, if the Indenture Trustee deems such manner of payment practicable. (Indenture, Sec. 307)

Unless otherwise specified in the applicable prospectus supplement, Avista will pay the principal of and premium, if any, and interest, if any, on the Notes at Maturity upon presentation of the Notes at the corporate trust office of The Bank of New York in New York, New York, as paying agent for Avista. Avista may change the place of payment of the Notes, may appoint one or more additional paying agents (including Avista) and may remove any paying agent, all at its discretion. (Indenture, Sec. 502)

Registration; Registration of Transfer

The Notes will be issued only in fully registered form. The registered Holder of a Note will be treated as the owner of the Note for all purposes under the Indenture. Only registered Holders will have rights under the Indenture. (Indenture, Sec. 308)

Unless otherwise specified in the applicable prospectus supplement, Holders may register the transfer of Notes, and may exchange Notes for other Notes of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of The Bank of New York in New York, New York, as security registrar for the Notes. Avista may change the place for registration of transfer and exchange of the Notes, may appoint one or more additional security registrars (including Avista) and may remove any security registrar, all at its discretion. (Indenture, Sec. 305 and 502)

Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the Notes, but Avista may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. Avista will not be required to execute or to provide for the registration of transfer or the exchange of (a) any Note during a period of 15 days before giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. (Indenture, Sec. 305)

Redemption

The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of Notes. Except as otherwise provided in the applicable prospectus supplement with respect to Notes redeemable at the option of the Holder, Notes will be redeemable by Avista only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption. If less than all the Notes of a series, or any tranche thereof, are to be redeemed by Avista, the particular Notes to be redeemed will be selected by such method as shall be provided for such series or tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Indenture, Secs. 403 and 404)

Any notice of redemption at the option of Avista may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Notes and that if such money has not been so received, such notice will be of no force or effect and Avista will not be required to redeem such Notes. (Indenture, Sec. 404)

Unsecured Obligations; Structural Subordination

The Indenture is not a mortgage or other lien on assets of Avista or its subsidiaries. In addition to the Notes, other debt securities may be issued under the Indenture, without any limit on the aggregate principal amount. Each series of Indenture Securities will be unsecured and will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture, and with all other unsecured and unsubordinated indebtedness of Avista. Except as otherwise described in the applicable prospectus supplement, the Indenture does not limit the incurrence or issuance by Avista of other secured or unsecured debt, whether under the Indenture, under any other indenture that Avista may enter into in the future or otherwise.

The obligations of Avista under the Indenture and/or the Notes are obligations of Avista as a corporate entity and not obligations of any direct or indirect subsidiaries of Avista, many of which have their own creditors. Any right of Avista, as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon the subsidiary’s liquidation or reorganization (and the right of the Holders and other creditors of Avista to participate in those assets) is junior to the claims against such assets of that subsidiary’s creditors. As a result, the obligations of Avista to the Holders and other creditors are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista’s direct and indirect subsidiaries.

Satisfaction and Discharge

Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at Avista’s election, the entire indebtedness of Avista in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited in trust with the Indenture Trustee or any paying agent (other than Avista):

•	money in an amount which will be sufficient, or

•

in the case of a deposit made before the maturity of such Indenture Securities, Eligible Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee or such Paying Agent, will be sufficient, or

•	a combination of money and Eligible Obligations which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, “Eligible Obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and such other obligations or instruments as shall be specified in an accompanying prospectus supplement. (Indenture, Sec. 601)

The right of Avista to cause its entire indebtedness in respect of the Indenture Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and Avista has paid or caused to be paid all other sums payable by Avista under the Indenture. (Indenture, Sec. 602)

Events of Default

Any one or more of the following events with respect to a series of Indenture Securities that has occurred and is continuing will constitute an “Event of Default” with respect to such series of Indenture Securities:

•

failure to pay interest on any Indenture Security of such series within 60 days after the same becomes due and payable; provided, however, that no such failure shall constitute an Event of Default if Avista has made a valid extension of the interest payment period with respect to the Indenture Securities of such series if so provided with respect to such series;

•

failure to pay the principal of or premium, if any, on any Indenture Security of such series within 3 business days after its Maturity; provided, however, that no such failure will constitute an Event of Default if Avista has made a valid extension of the Maturity of the Indenture Securities of such series, if so provided with respect to such series;

•

failure to perform, or breach of, any covenant or warranty of Avista contained in the Indenture for 90 days after written notice to Avista from the Indenture Trustee or to Avista and the Indenture Trustee by the Holders of at least 25% in principal amount of the outstanding Indenture Securities of such series as provided in the Indenture unless the Indenture Trustee, or the Indenture Trustee and the Holders of a principal amount of Indenture Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the Indenture Trustee, or the Indenture Trustee and the Holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by Avista within such period and is being diligently pursued;

•

default under any bond, debenture, note or other evidence of indebtedness of Avista for borrowed money (including Indenture Securities of other series) or under any mortgage, indenture, or other instrument to evidence any indebtedness of Avista for borrowed money, which default (1) constitutes a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such indebtedness or (2) has resulted in such indebtedness in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date it would otherwise have become due and payable, without such payment having been made, such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 90 days after written notice to Avista by the Indenture Trustee or to Avista and the Indenture Trustee by the Holders of at least 25% in principal amount of the outstanding Securities of such series as provided in the Indenture; or

•	certain events in bankruptcy, insolvency or reorganization of Avista (Indenture, Sec. 701).

Remedies

Acceleration of Maturity

If an Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of such series may declare the principal amount (or, if any of the outstanding Indenture Securities of such series are Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all of the outstanding Indenture Securities of such series to be due and payable immediately by written notice to Avista (and to the Indenture Trustee if given by the Holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of any one such series.

At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	Avista has paid or deposited with the Indenture Trustee a sum sufficient to pay:

•	all overdue interest, if any, on all Indenture Securities of such series;

•

the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;

•	interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

•	all amounts due to the Indenture Trustee under the Indenture in respect of compensation and reimbursement of expenses; and

•

all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Indenture, Sec. 702)

Right to Direct Proceedings

If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee in exercising any trust or power conferred on the Indenture Trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Indenture Trustee in personal liability in circumstances where indemnity would not, in the Indenture Trustee’s sole discretion, be adequate and (b) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction. (Indenture, Sec. 712)

Limitation on Right to Institute Proceedings

No Holder will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

•	such Holder has previously given to the Indenture Trustee written notice of a continuing Event of Default with respect to the Indenture Securities of any one or more series;

•

the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which such Event of Default has occurred, considered as one class, have made written request to the Indenture Trustee to institute proceedings in respect of such Event of Default and have offered the Indenture Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

•

for 60 days after receipt of such notice, the Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Indenture Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then outstanding.

Furthermore, no Holder of any series of Indenture Securities will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders of such series. (Indenture, Sec. 707)

No Impairment of Right to Receive Payment

Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment. Such rights may not be impaired or affected without the consent of such Holder. (Indenture, Sec. 708)

Notice of Default

The Indenture Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in the third bulleted paragraph under “— Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders. (Indenture, Sec. 802)

Consolidation, Merger, Sale of Assets and Other Transactions

Avista may not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless:

•

the Person formed by such consolidation or into which Avista is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then outstanding), all of the properties of Avista, as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof; and

•

such Person shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by Avista.

In the case of the conveyance or other transfer of all of the properties of Avista, as or substantially as an entirety, to any person as contemplated above, Avista would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless Avista elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of Avista, the successor, transferee or lessee would succeed to, and be substituted for, and would be entitled to exercise every power and right of, Avista under the Indenture. (Indenture, Secs. 1001, 1002 and 1003)

For purposes of the Indenture, the conveyance, transfer or lease by Avista of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy, (c) for the distribution of electric energy and/or natural gas, in each case considered alone, (d) all of its facilities described in clauses (a) and (b), considered together, or (e) all of its facilities described in clauses (b) and (c), considered together, will in no event be deemed to constitute a conveyance or other transfer of all the properties of Avista, as or substantially as an entirety, unless, immediately following such conveyance, transfer or lease, Avista owns no unleased properties in the other such categories of property not so conveyed or otherwise transferred or leased. (Indenture, Sec. 1001)

The Indenture will not prevent or restrict:

•	any consolidation or merger after the consummation of which Avista would be the surviving or resulting entity; or

•	any conveyance or other transfer, or lease, of any part of the properties of Avista which does not constitute the entirety, or substantially the entirety, thereof. (Indenture, Sec. 1004)

If Avista conveys or otherwise transfers any part of its properties which does not constitute the entirety, or substantially the entirety, thereof to another Person meeting the requirements set forth in the first paragraph under this heading, and if:

•

such transferee expressly assumes the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by Avista; and

•

there is delivered to the Indenture Trustee an independent expert’s certificate (i) describing the property so conveyed or transferred and identifying the same as facilities for the generation, transmission or distribution of electric energy or for the storage, transportation or distribution of natural gas and (ii) stating that the aggregate principal amount of the Indenture Securities then outstanding does not exceed 70% of the fair value of such property, then Avista would be released and discharged from all obligations and covenants under the Indenture and on all Indenture Securities then outstanding unless Avista elects to waive such release and discharge. In such event, the transferee would succeed to, and be substituted for, and would be entitled to exercise every right and power of, Avista under the Indenture. (Indenture, Sec. 1005)

Modification of Indenture

Modifications Without Consent

Avista and the Indenture Trustee may enter into one or more supplemental indentures, without the consent of any Holders, for any of the following purposes:

•	to evidence the succession of another Person to Avista and the assumption by any such successor of the covenants of Avista in the Indenture and in the Indenture Securities;

•

to add one or more covenants of Avista or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon Avista by the Indenture;

•

to change or eliminate any provisions of the Indenture or to add any new provisions to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when no Indenture Security of such series or tranche remains outstanding;

•	to provide collateral security for the Indenture Securities or any series thereof;

•	to establish the form or terms of the Indenture Securities of any series or tranche as permitted by the Indenture;

•

to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto;

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series;

•	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the Indenture Securities; or

•

to change any place or places where (a) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any tranche thereof, will be payable, (b) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for registration of transfer, (c) all or any series of Indenture Securities, or any tranche thereof, may be surrendered for exchange and (d) notices and demands to or upon Avista in respect of all or any series of Indenture Securities, or any tranche thereof, and the Indenture may be served; or

•

to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, to make any other changes to the provisions thereof or to add any other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of any series or tranche in any material respect.

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and Avista and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Indenture, Sec. 1101)

Modifications Requiring Consent

Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

•

change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security;

•

reduce the percentage in principal amount of the outstanding Indenture Securities of any series, or any tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences;

•	reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Indenture Security of such series or tranche; or

•

modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any tranche thereof, without the consent of the Holder of each outstanding Indenture Security of such series or tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more tranches thereof, or modifies the rights of the Holders of such series or tranche with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of any other series or tranche.

If the supplemental indenture or other document establishing any series or tranche of Indenture Securities so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document. No Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requested principal amount of Indenture Securities have consented to such supplemental indenture. (Indenture, Sec. 1102)

Duties of the Indenture Trustee; Resignation; Removal

The Indenture Trustee has, and is subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder, unless such Holder offers it reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Indenture, Secs. 801 and 803)

The Indenture Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to Avista or may be removed at any time with respect to the Indenture Securities of one or more series by Act of the Holders of a majority in principal amount of the outstanding Indenture Securities of such series delivered to the Indenture Trustee and Avista. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if Avista has delivered to the Indenture Trustee with respect to one or more series a resolution of its Board of Directors appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Sec. 810)

Evidence of Compliance

Compliance with the Indenture provisions is evidenced by written statements of Avista officers or persons selected or paid by Avista. In certain cases, Avista must furnish opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent). In addition, the Indenture requires that Avista give the Indenture Trustee, not less than annually, a brief statement as to Avista’s compliance with the conditions and covenants under the Indenture.

Governing Law

The Indenture and the Indenture Securities are governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Relationship with the Indenture Trustee

In addition to acting as Indenture Trustee, The Bank of New York Mellon has various banking and trust relationships with Avista.

DESCRIPTION OF PREFERRED STOCK

General

The authorized capital stock of Avista Corporation, as set forth in the Articles, consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock, without nominal or par value. Following is a brief description of certain of the rights and privileges of the Preferred Stock.

Avista may issue shares of New Preferred Stock in one or more additional series. The terms of the New Preferred Stock will include those stated in the Articles and the Bylaws and those made applicable thereto by the Washington BCA. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Articles, the Bylaws and the Washington BCA. Avista has filed the Articles and the Bylaws as exhibits to the registration statement of which this prospectus is a part. Whenever particular provisions of the Articles, the Bylaws or the Washington BCA are referred to, the summaries of those provisions set forth herein are qualified in their entirety by reference to the actual provisions set forth in the Articles, the Bylaws or the Washington BCA, as the case may be.

The Articles provide that the Preferred Stock may be divided into and issued from time to time in one or more series. All shares of Preferred Stock constitute one and the same class of stock, are of equal rank and will otherwise be identical except as to the designation thereof, the date or dates from which dividends on shares thereof will be cumulative, and except that each series may vary as to, and the applicable prospectus supplement will describe:

•

the rate or rates of dividends, if any, which may be expressed in terms of a formula or other method by which such rate or rates will be calculated from time to time, and the date or dates on which dividends may be payable,

•	whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption,

•	the amount payable on voluntary and involuntary liquidation,

•	sinking fund provisions, if any, for the redemption or purchase of shares, and

•	the terms and conditions, if any, on which shares may be converted.

When Preferred Stock of a new series is to be issued, the number of shares constituting such series, its distinguishing serial designation and its particular characteristics (insofar as there may be variations between series) may be fixed by resolution of the Board of Directors.

Dividend Rights

The New Preferred Stock of each series will be entitled, on a parity with each other series of Preferred Stock and in preference to the Common Stock, to receive, but only when and as declared by the Board of Directors, dividends at the rate determined for such series and set forth in the applicable prospectus supplement. Such dividends will be cumulative from the date of issuance of the New Preferred Stock and will be payable on the fifteenth day of March, June, September and December in each year, except as otherwise provided in the applicable prospectus supplement.

Liquidation Rights

The New Preferred Stock of each series will be entitled, upon dissolution or liquidation, on a parity with each other series of Preferred Stock and in preference to the Common Stock, to a liquidation preference per share determined for such series plus an amount equivalent to accrued and unpaid dividends thereon, if any, to the date of such event. The liquidation preference of each series of New Preferred Stock will be set forth in the applicable prospectus supplement.

Voting Rights

Except for those purposes for which the right to vote is expressly conferred by the Articles or the Washington BCA, the holders of Preferred Stock have no power to vote.

Under the Articles, whenever and as often as, at any date, dividends payable on any shares of Preferred Stock (including any New Preferred Stock) shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares over the eighteen (18) month period ended on such date, the holders of the Preferred Stock of all series, voting separately and as a single class, are entitled to elect a majority of the Board of Directors, and the holders of the Common Stock, voting separately and as a single class, shall be entitled to elect the remaining directors. Such voting rights of the holders of the Preferred Stock cease when all defaults in the payment of dividends on the Preferred Stock of any and all series have been cured. See “Description of Common Stock – Voting Rights – Election of Directors” for additional information with respect to the election of directors.

In addition, under the Articles the affirmative vote of the holders of at least a majority of the shares of the Preferred Stock is required:

(a)

for the adoption of any amendment of the Articles which would (i) create or authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, (ii) increase the authorized number of shares of the Preferred Stock, or (iii) change any of the rights or preferences of the Preferred Stock at the time outstanding, provided that if any such change would affect the holders of less than the Preferred Stock of all series then outstanding, only the affirmative vote of the holders of at least a majority of the shares of all series so affected is required; and

(b)

for the issuance of Preferred Stock, or of any other class of stock ranking prior to or on a parity with such Preferred Stock as to dividends or upon dissolution, liquidation or winding up, unless the net income of Avista available for the payment of dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance of such shares is at least equal to one and one-half times the annual dividend requirements on all shares of Preferred Stock and on all shares of all other classes of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, which will be outstanding immediately after the issuance of such shares, including the shares proposed to be issued; provided, however, that if the shares of Preferred Stock or any such prior or parity stock shall have a variable dividend rate, the annual dividend requirement of such shares shall be determined by reference to the weighted average dividend rate on such shares during the 12-month period for which the net income of Avista available for the payment of dividends shall have been determined; and provided, further, that if the shares of the series to be issued are to have a variable dividend rate, the annual dividend requirement on such shares shall be determined by reference to the initial dividend rate upon the issuance of such shares.

Under the Washington BCA, the approval of the holders of a majority of the outstanding shares of Preferred Stock is required in connection with certain changes in the capital structure of Avista or in certain rights and preferences of the Preferred Stock, including certain of the changes described in (a) above. In addition, the Washington BCA requires the approval of certain mergers, share exchanges and other major corporate transactions by the holders of two-thirds of the outstanding Preferred Stock.

Pre-emptive Rights

No holder of Preferred Stock has any pre-emptive rights.

Miscellaneous

The Articles contain no restriction on the redemption or repurchase by Avista of shares of Preferred Stock while there is any arrearage in the payment of dividends on, or sinking fund payments in respect of, the Preferred Stock.

Upon issuance as contemplated by this prospectus and the applicable prospectus supplement, the New Preferred Stock will be fully paid and nonassessable. The holders of the New Preferred Stock will not be subject to liability for further calls or assessment by, or for liabilities of, Avista.

DESCRIPTION OF COMMON STOCK

General

The authorized capital stock of Avista, as set forth in the Articles, consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock without nominal or par value. Following is a brief description of certain of the rights and privileges of the Common Stock.

Avista may issue additional shares of its Common Stock from time to time. The terms of the Common Stock include those stated in the Articles and the Bylaws and those made applicable thereto by the Washington BCA. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Articles, the Bylaws and the Washington BCA. Avista has filed the Articles and the Bylaws as exhibits to the registration statement of which this prospectus forms a part. Whenever particular provisions of the Articles, the Bylaws or the Washington BCA are referred to, the summaries of those provisions set forth herein are qualified in their entirety by reference to the actual provisions set forth in the Articles, the Bylaws or the Washington BCA, as the case may be.

The description of the Common Stock set forth below in this prospectus is also set forth in Post-Effective Amendment No. 2 on Form 10/A, filed by Avista with the SEC on May 7, 2019, to Avista’s registration statement on Form 10, filed by Avista with the SEC in September 1952. That description is incorporated in this prospectus by reference. If Avista amends the Articles or Bylaws, or if the Washington BCA is amended, after the date of this prospectus in a way that would make such description of the Common Stock inaccurate in any material respect, Avista will further amend such registration statement on Form 10 to update the description of the Common Stock, and such further amendment will be incorporated in this prospectus by reference.

Dividend Rights; Rights upon Liquidation; No Pre-Emptive Rights

After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors.

In the event of any liquidation or dissolution of Avista, after satisfaction of the preferential liquidation rights of the Preferred Stock (including accumulated dividends), the holders of Common Stock would be entitled to share ratably in all assets of Avista available for distribution to shareholders.

No holder of Common Stock has any pre-emptive rights.

Voting Rights

General; Quorum

The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law. Each holder of Common Stock is entitled to one vote per share.

Under the Washington BCA, a majority of the votes entitled to be cast on a corporate action by a voting group constitutes a quorum of that group for that corporate action. If a quorum exists, a corporate action, other than the election of directors, is approved by the voting group if the votes cast within the voting group favoring the corporate action exceed the votes cast within the voting group opposing the corporate action.

Election of Directors

In an uncontested election of directors, each vote may be cast “for” or “against” one or more candidates, or a shareholder may “abstain” with respect to one or more candidates. A candidate is elected to the Board of Directors only if the number of votes “for” such candidate exceeds the number of votes “against” such candidate. Shares otherwise present at the meeting but for which there is an “abstention” or as to which no authority or direction is given or specified with respect to a candidate are not counted as votes “for” or “against”. If an incumbent director does not receive a majority of votes cast, he or she would continue to serve a term that would terminate on the date that is the earliest of (a) the date of the commencement of the term of a new director selected by the Board to fill the office held by such director, (b) the effective date of the resignation of such director and (c) the later of (i) the last day of the sixth calendar month commencing after the election and (ii) December 31 of the calendar year in which the election occurred. In a contested election — that is, an election in which the number of candidates exceeds the total number of directors to be elected — shareholders would be allowed to vote “for” one or more candidates (not to exceed the number of directors to be elected) or “withhold” votes with respect to one or more candidates. The candidates elected would be those receiving the largest number of votes (up to the number of directors to be elected). Shareholders are not allowed to cumulate their votes in any election of directors (whether or not contested).

Senior Class of Stock; Major Corporate Transaction

Under the Articles, the approval of the holders of the majority of the outstanding shares of Common Stock is required to create a new class of stock, including, for example, preference stock or any other class of stock senior to the Common Stock. In addition, in any circumstance in which the Washington BCA would require the approval of shareholders to authorize (1) the merger of Avista with or into another entity or a statutory share exchange with another entity, (2) a sale, lease, exchange or other disposition of property of Avista or (3) the dissolution of Avista, the requisite shareholder approval (in addition to any required approval by the holders of Preferred Stock) is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, unless the Washington BCA requires a higher standard.

Voting Rights of Preferred Stock

Under the Articles, whenever and as often as, at any date, dividends payable on any shares of Preferred Stock (including any New Preferred Stock) shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the eighteen (18) month period ended on such date, the holders of the Preferred Stock, voting separately and as a single class, are entitled to elect a majority of the Board of Directors, and the holders of the Common Stock, voting separately and as a single class, are entitled to elect the remaining directors. Such voting rights of the holders of the Preferred Stock cease when all defaults in the payment of dividends on the Preferred Stock have been cured.

In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock, to change any of the rights or preferences of outstanding Preferred Stock or to issue additional shares of Preferred Stock unless an earnings test is satisfied.

Under the Washington BCA, the approval of the holders of a majority of the outstanding shares of Preferred Stock is required in connection with certain changes in the capital structure of Avista or in certain rights and preferences of the Preferred Stock, including certain of the changes referred to in the preceding paragraph. In addition, the Washington BCA requires approval of certain mergers, share exchanges and other major corporate transactions by the holders of two-thirds of the outstanding Preferred Stock.

Board of Directors

The Articles provide that the number of directors of Avista will be the number, not to exceed eleven, that the Board of Directors specifies from time to time in the Bylaws, subject to the rights of holders of the Preferred Stock to elect directors in certain circumstances. Both the Articles and the Bylaws provide that all directors will be elected at each annual meeting for a term that will expire at the next succeeding annual meeting.

Vacancies occurring in the Board of Directors may be filled by the Board. Directors may be removed only for cause and only if the number of votes cast by holders of Common Stock for the removal of a director exceeds the number of votes cast against such removal.

The Articles and the Bylaws further require an affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock to alter, amend or repeal the provisions relating to the Board of Directors and the filling of vacancies on, and the removal of members from, the Board of Directors.

Advance Notice of Shareholder Nominations for Director and Proposals of Other Business

Under the Bylaws, at an annual meeting of shareholders only such nominations of individuals for election to the Board of Directors shall be made as shall have been properly made and only such other business shall be transacted as shall be properly brought before the meeting, in accordance with the timing and information requirements set forth in the Bylaws. In general, a shareholder’s notice of intention to nominate a candidate for director or bring other business before the meeting must be delivered in writing not less than 90 nor more than

180 days prior to the first anniversary date of the preceding year’s annual meeting, and the information contained in or accompanying such notice shall be updated periodically up to the time of the meeting. Only shareholders of record (as of the date of the notice and the date of the meeting) who have complied with the procedures set forth in the Bylaws and appear at the meeting in person or by qualified representative are eligible to nominate a candidate for director or bring other business before the meeting.

A shareholder notice must contain information regarding the proponent, the nominee (if any) and their respective shareholdings and derivative transactions and, in addition, information as to:

•	persons associated, affiliated or acting in concert with, the shareholder and the nominee (if any);

•	purchases and sales by the shareholder of Avista’s stock during the 24 month period preceding the shareholder notice;

•	agreements, arrangements or understandings between or among the shareholder, any shareholder associated person or any other person that relates to the proposed business or proposal; and

•

additional information about a shareholder’s nominee, including (i) the nominee’s occupation, and (ii) any related person transactions between the nominating shareholder and shareholder associated persons, and the nominee and nominee associated persons.

A shareholder proposing to nominate an individual for election as a director must submit a questionnaire (similar to Avista’s directors’ and officers’ questionnaire) completed and signed by the nominee, which also includes representations by the nominee concerning (i) the absence of certain voting commitments and compensation or indemnification arrangements and (ii) the nominee’s compliance with the applicable law and Avista’s policies.

Proposed business will not be transacted and proposed nominations will not be made if the shareholder (or qualified representative) does not appear at the meeting and satisfy the other requirements of the Bylaws.

These procedures and information requirements apply to any nomination to be made at, or other business to be brought before, a shareholder meeting, including any proposal that is to be included in Avista’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act.

Proxy Access

General

Subject to the conditions, limitations and exceptions set forth in the Bylaws, each Eligible Access Shareholder (as defined) may designate one nominee to election as a director of Avista (an “Access Nominee”) for inclusion in the proxy statement and proxy card of the Board of Directors used for each annual meeting of shareholders.

In order to so designate an Access Nominee, an Eligible Access Shareholder shall comply with all requirements relating to the nomination of a candidate for election as a director and shall deliver, no later than the Access Notice Date (as defined), the notice and accompanying documentation required for the nomination of such candidate, as described above under “Advance Notice of Shareholder Nominations for Director and Proposals of Other Business.” In addition, no later than the Access Notice Date, the Eligible Access Shareholder shall deliver:

•

a request that the Access Nominee be included in the Board of Director’s proxy statement and proxy card, together with the written consent of such Access Nominee to be so included and to serve if elected;

•

agreements and instruments, specified in the Bylaws, containing various representations and warranties as to such Eligible Access Shareholder and such Access Nominee and various agreements on the part of each of them;

•	any statement (not to exceed 500 words) that the Eligible Access Shareholder requests to be included in such proxy statement.

Number of Nominees

Each Eligible Access Shareholder (including, for this purpose, its affiliates) has the right to designate one, but no more than one, Access Nominee, except that the Board of Directors is not required to include in its proxy statement or on its proxy card more than the Maximum Number of Access Nominees. If there are more than the Maximum Number of Access Nominees for any annual meeting of shareholders, the Access Nominees will be included in the order of the number (largest to smallest) of shares of the Common Stock Owned of the Eligible Access Shareholders proposing such nominees.

Exceptions and Limitations

Anything in the Bylaws to the contrary notwithstanding, if, among other things:

•

Avista receives proper notice that any shareholder intends to nominate a candidate for director at the annual meeting and not request the inclusion of such candidate in the proxy statement of the Board of Directors;

•

the Board of Directors determines that (i) any Access Nominee’s nomination or election to the Board of Directors would result in Avista violating or failing to be in compliance with any applicable law, rule or regulation or the Articles or Bylaws or (ii) any Access Nominee would not be independent under various applicable standards, is the subject of a pending criminal proceeding or has been convicted in such a proceeding within the past ten years, or, without authorization of the Federal Energy Regulatory Commission, would upon election to the Board of Directors, be in violation of the Federal Power Act;

•

any Access Nominee was included in the proxy statement and proxy card of the Board of Directors and nominated for election to the Board of Directors at one of Avista’s two preceding annual meetings of shareholders and received a vote of less than 25% of the shares of Common Stock;

•

any of the representations or warranties made, or any of the other information provided, by any Eligible Access Shareholder or any Access Nominee in any of the documents delivered to Avista contains any misstatement or omission of a material fact or if there occurs a material breach of any of the agreements or other obligations contained in such documents; or

•	any Eligible Access Shareholder, or a qualified representative, fails to appear at the annual meeting of shareholders and nominate an Access Nominee;

then, in any such case, among other things,

•	the Board of Directors will not be required to include such Access Nominee (any Access Nominee in the case of the first bullet point above) in its proxy statement and proxy card;

•	the nomination (if made) of such Access Nominee will be disregarded; and/or

•

in any event, such Access Nominee will not be voted on at the annual meeting of shareholders, whether or not such Access Nominee was included in the proxy statement and proxy card of the Board of Directors and whether or not proxies in respect of a vote on such Access Nominee have been solicited or received by the Board of Directors.

Anything in the Bylaws to the contrary notwithstanding, the Board of Directors may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of any Access Nominee, if the Board of Directors determines, among other things, that such information contains misstatements or omissions of material facts or that the inclusion of such information would violate applicable law.

Nothing in the Bylaws limits Avista’s right to solicit against, and include in its proxy statement its own statements relating to, any Access Nominee.

Definitions

As used in this section:

“Access Notice Date” means the thirtieth (30th) day following the earliest date on which a shareholder notice of a proposed nomination of a candidate for director may be made under the applicable provision of the Bylaws, as generally described above under “Advance Notice of Shareholder Nominations for Director and Proposals of Other Business.”

“Eligible Access Shareholder” means, subject to the specific provisions of the Bylaws, a shareholder who (1) is eligible under the Bylaws to nominate a candidate for director (or a group of not more than 20 such shareholders) and (2)(a) has continuously Owned at least the Minimum Number of shares of the Common Stock throughout the preceding three-year period and through the date of the annual meeting of shareholders and (b) otherwise satisfies the conditions and complies with the provisions of the Bylaws.

“Maximum Number” means, except as otherwise set forth in the Bylaws, the number of members of the Board of Directors that constitutes 20% of the total number of such members as of the Access Notice Date (rounded down to the nearest whole number); provided, however, that the Maximum Number for a particular annual meeting shall be reduced as set forth in the Bylaws.

“Minimum Number” means the number of shares of the Common Stock that constitutes 3% of the total number of shares outstanding as of the most recent date prior to the Access Notice Date as of which such number is given in any document filed by Avista pursuant to the Exchange Act.

“Own,” with respect to shares of the Common Stock, means, except as otherwise set forth in the Bylaws, to possess both the full voting and investment rights pertaining to, and the full economic interest in, such shares; provided, however, that the number of shares so Owned shall not include, or shall be reduced by, any shares purchased or sold in an unsettled transaction, sold short, borrowed or subject to any derivative or similar agreement that reduces the holder’s voting rights in respect of such shares or hedges or offsets the economic interest otherwise attributable to such shares.

Special Meetings of Shareholders

The Articles provide that a special meeting of shareholders may be called by certain corporate officers and shall be called by the President at the request of the holders of two-thirds of the outstanding shares of Common Stock.

“Fair Price” Provision

The Articles contain a “fair price” provision which requires the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving Avista and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an “Interested Shareholder”) unless

•	such business combination has been approved by a majority of the directors unaffiliated with the Interested Shareholder, or

•

certain minimum price and procedural requirements are met. The Articles provide that the “fair price” provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock.

Statutory Limitation on “Significant Business Transactions”

General

The Washington BCA contains provisions that limit our ability to engage in “significant business transactions” with an “acquiring person”, each as defined below. We have no right to waive the applicability of these provisions.

Significant Business Transactions Within Five Years of Share Acquisition Time

Subject to certain exceptions, for five years after an “acquiring person’s” “share acquisition time”, Avista may not engage in any “significant business transaction” with such “acquiring person” unless:

•	before such “share acquisition time”, a majority of the Board of Directors approves either:

•	such “significant business transaction”; or

•	the purchase of shares made by such “acquiring person”; or

•	at or subsequent to such “share acquisition time”, such “significant business transaction” has been approved by:

•	a majority of the Board of Directors; and

•	the holders of 2/3 of the outstanding shares of Common Stock (except shares beneficially owned by or under the voting control of the “acquiring person”).

Significant Business Transactions More Than Five Years After Share Acquisition Time

Avista may not engage in certain “significant business transactions” (including mergers, share exchanges and consolidations) with any “acquiring person” unless:

•	the transaction complies with certain “fair price” provisions specified in the statute; or

•

no earlier than five years after the “acquiring person’s” “share acquisition time”, the “significant business transaction” is approved at an annual or special meeting of shareholders (in which the “acquiring person’s” shares may not be counted in determining whether the “significant business transaction” has been approved).

Definitions

As used in this section:

“Significant business transaction” means any of various specified transactions involving an “acquiring person”, including:

•	a merger, share exchange, or consolidation of Avista or any of its subsidiaries with an “acquiring person” or its affiliate;

•

a sale, lease, transfer or other disposition to an “acquiring person” or its affiliate of assets of Avista or any of its subsidiaries having an aggregate market value equal to 5% or more of all of the assets determined on a consolidated basis, or all the outstanding shares of Avista, or representing 5% or more of its earning power or net income determined on a consolidated basis;

•

termination, at any time over the five-year period following the “share acquisition time”, of 5% or more of the employees of Avista as a result of the “acquiring person’s” acquisition of 10% or more of the shares of Avista; and

•

the issuance or redemption by Avista or any of its subsidiaries of shares (or of options, warrants, or rights to acquire shares) of Avista or any of its subsidiaries to or beneficially owned by an “acquiring person” or its affiliate except pursuant to an offer, dividend distribution or redemption paid or made pro rata to all shareholders (or holders of options, warrants or rights).

“Acquiring person” means, with certain exceptions, a person (or group of persons) other than Avista or its subsidiaries who beneficially owns 10% or more of the outstanding Common Stock of Avista.

“Share acquisition time” means the time at which a person first becomes an “acquiring person” of Avista.

Regulatory Approvals Required for An Acquisition of Avista

General

As a public utility company, Avista is subject to the jurisdiction of the federal and state utility regulatory commissions listed below. Although there is specific statutory language in each jurisdiction that defines the transactions that would require commission approval, in general any acquisition of direct or indirect control over, or other direct or indirect transfer or acquisition of the utility facilities of, Avista by any means (any such transaction being called, for convenience, an “Acquisition”), would be subject to the approval of such commissions. The following is an outline of the primary standards for approval in each jurisdiction, but it is not a complete list of all approvals that would be required.

Washington

As a condition to its approval of a proposed Acquisition, the Washington Utilities and Transportation Commission would have to conclude, among other things, that the Acquisition would provide a “net benefit” to Avista’s customers and would otherwise be “consistent with the public interest”.

Idaho

As a condition to its approval of a proposed Acquisition, the Idaho Public Utilities Commission (the “IPUC”) would have to conclude, among other things, that the Acquisition would be “consistent with the public interest”. In addition, because any Acquisition would include hydropower water rights used in the generation of electric power, the Idaho Department of Water Resources would have to issue conditions protecting the public interest and holders of existing water rights with respect to the hydropower water rights to be transferred.

In addition, a separate Idaho statute, on its face, provides, subject to certain exceptions, that no interest in any electric public utility property may be transferred to or acquired by, directly or indirectly, (1) any government or governmental or political entity organized or existing under the laws of any other state, or any corporation or other organization whose capital stock or other evidence of ownership is owned or controlled, directly or indirectly, by any of the foregoing or (2) any corporation or other organization that (a) is organized under the laws of any other state and (b) is not an “electric public utility” or “electrical corporation” subject to the jurisdiction of the IPUC.

Montana

As a condition to its approval of a proposed Acquisition, the Public Service Commission of the State of Montana (the “MPSC”) would have to conclude, among other things, that the Acquisition would satisfy any of three standards – the “public interest” standard, the “no-harm-to-consumers” standard or the “net-benefit-to-consumers” standard. The MPSC has not enunciated a specific standard, applicable in every case, because of the variety of situations that can arise.

Oregon

In addition to requiring approval by the Public Utility Commission of Oregon (the “OPUC”) of any Acquisition, Oregon law separately requires OPUC approval of any transaction whereby any person, directly or indirectly, would “acquire the power to exercise any substantial influence over the policies and actions of a public utility” if such person is, or would become, an “affiliated interest” with such public utility (defined to include a person owning or holding, directly or indirectly, 5% or more of the voting securities of a public utility). As a condition to its approval of the acquisition of such a “substantial influence”, as described above, the OPUC would have to conclude, among other things, that the proposed transaction would “serve the public utility’s customers and [be] in the public interest” (which the OPUC interprets as a “net benefits” test).

Alaska

Alaska law would require the approval by the Regulatory Commission of Alaska (the “RCA”) for any Acquisition since such a transaction would constitute an indirect acquisition of a controlling interest in Alaska Electric Light and Power Company, which is an indirect, wholly-owned subsidiary of Avista. As a condition to its approval of a proposed Acquisition, the RCA would have to conclude, among other things, that the proposed transaction is “consistent with the public interest”.

Federal

As a condition to its approval of a proposed Acquisition, the Federal Energy Regulatory Commission would have to conclude, among other things, that the Acquisition would be “consistent with the public interest”, considering, among other things, the effect of the transaction on competition in wholesale electric power markets and the rates for wholesale power sales or electric transmission services.

Anti-Takeover Effect

Certain provisions of the Articles and the Bylaws described above under “Board of Directors”, the provisions of the Bylaws described above under “Advance Notice of Shareholder Nominations for Director and Proposals of Other Business” and the provisions of the Articles described above under “Special Meetings of Shareholders” and “‘Fair Price’ Provision”, together with the provisions of the Washington BCA described above under “Statutory Limitations on ‘Significant Business Transactions’”, considered either individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by Avista’s Board of Directors but which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current market prices.

In addition, the provisions of federal and state utility law described under “Regulatory Approval Required for an Acquisition of Avista” could discourage any future takeover attempt or other business combination, even if it were approved by Avista’s Board of Directors and even if individual shareholders might deem it to be in their best interests.

Miscellaneous

The presently outstanding shares of Common Stock are fully paid and non-assessable. Upon issuance as contemplated by this prospectus and the applicable prospectus supplement, additional shares of Common Stock will be fully paid and nonassessable. The holders of shares of Common Stock are not and will not be subject to liability for further calls or assessment by, or for liabilities of, Avista.

The outstanding shares of Common Stock are listed on the New York Stock Exchange under the symbol “AVA”. Any new shares of Common Stock will also be listed on that Exchange subject to official notice of issuance.

The Transfer Agent and Registrar for the Common Stock is Computershare Shareowner Services LLC, 480  Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310.

WHERE YOU CAN FIND MORE INFORMATION

General

Avista is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Avista files annual, quarterly and current reports, proxy statements and other documents with the SEC (File No. 1-03701). These documents contain important business and financial information. Avista’s SEC filings are available to the public from the SEC’s internet website at http://www.sec.gov. Other than those documents or portions of documents specifically incorporated by reference into this prospectus, information on this website does not constitute a part of this prospectus.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. We are incorporating into this prospectus by reference:

•	Avista’s most recent Annual Report on Form 10-K filed with the SEC pursuant to the Exchange Act;

•

all other documents filed by Avista with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Avista’s most recent Annual Report and prior to the termination of the offering made by this prospectus; and

•

Avista’s description of Common Stock contained in Post-Effective Amendment No.  2 on Form 10/A, filed by Avista with the SEC on May 7, 2019, to Avista’s registration statement on Form 10, filed by Avista with the SEC in September 1952, and any amendments to such description made by subsequent amendment of such registration statement on Form 10;

and all of those documents are deemed to be a part of this prospectus from the date of filing such documents; it being understood that documents which are “furnished” but not “filed”, in accordance with SEC rules, will not be deemed to be incorporated by reference. We refer to the documents incorporated into this prospectus by reference as the “Incorporated Documents”. Any statement contained in an Incorporated Document may be modified or superseded by a statement in this prospectus or any prospectus supplement (if such Incorporated Document was filed prior to the date of this prospectus) or such prospectus supplement, as the case may be, in any prospectus supplement or in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this prospectus are:

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•	Current Reports on Form 8-K filed on January 4, 2019, January 9, 2019, January 18, 2019, January 24, 2019, March 27, 2019 and May 13, 2019; and

•

Avista’s description of Common Stock contained in Post-Effective Amendment No.  2 on Form 10/A, filed by Avista with the SEC on May 7, 2019, to Avista’s registration statement on Form 10, filed by Avista with the SEC in September 1952.

You may request copies of any of these filings, at no cost, by contacting us at the address or telephone number provided on page 2 of this prospectus. Avista maintains an internet website at http://www.myavista.com which contains information concerning Avista and its affiliates. Other than the SEC filings or portions thereof that are specifically incorporated herein by reference, the information at or accessible through Avista’s internet website is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

LEGAL MATTERS

The validity of the Securities and certain other matters will be passed upon for Avista by Marian M. Durkin, Esq., Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Avista, and Pillsbury Winthrop Shaw Pittman LLP, counsel to Avista. Certain matters will be passed upon for any underwriters or agents by counsel to the extent identified in the applicable prospectus supplement. In giving their opinions, Pillsbury Winthrop Shaw Pittman LLP and counsel for any underwriters or agents may rely as to matters of Washington, Idaho, Montana and Oregon law upon the opinion of Marian M. Durkin, Esq.

EXPERTS

The financial statements incorporated in this prospectus by reference from Avista’s Annual Report on Form 10-K, and the effectiveness of Avista’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2019 and 2018 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Avista’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

$400,000,000

Avista Corporation

First Mortgage Bonds, 4.00% Series due 2052

PROSPECTUS SUPPLEMENT

March 8, 2022

Joint Book-Running Managers

BofA Securities

MUFG

US Bancorp

Wells Fargo Securities

Co-Managers

C.L. King & Associates

J.P. Morgan

KeyBanc Capital Markets